UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): February 29, 2008 (February 25, 2008)

DOV PHARMACEUTICAL, INC.
(Exact Name of Registrant as Specified in Charter)

Delaware (State or Other Jurisdiction of Incorporation)	000-49730 (Commission File No.)	22-3374365 (IRS Employer Identification No.)

150 Pierce Street, Somerset, NJ 08873
(Address of Principal Executive Offices) (Zip Code)

Registrant’s Telephone Number, including Area Code: (732) 907-3600

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240-14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240-13e-4(c))

ITEM  8.01. OTHER EVENTS.

In February 2006, the Company entered into a ten year office lease for a building in Somerset, New Jersey containing 133,686 sq. feet of rentable space. The lease payments for the building, which has served as the Company’s corporate headquarters and principal place of business since that time, were originally approximately $240,000 per month. As security for the lease, the Company agreed to a security deposit, which was secured by a stand-by letter of credit in favor of the lessor in the amount of $4.2 million.

On February 25, 2008, the Company and the lessor amended and restated the lease in its entirety. Under the lease as now amended, the remaining term of the lease has been reduced from eight years to one, and the Company’s monthly lease payments have been reduced from $240,000 per month to $100,000 per month inclusive of utilities and maintenance costs. The lease will now terminate on January 31, 2009 as opposed to February 2016, and the $24.2 million lease obligation has been reduced to $1.2 million. In return for these concessions by the lessor, the Company has agreed to release the entire security deposit to the lessor. Accordingly, the $4.2 million previously recorded on the Company’s balance sheet as long-term restricted cash has been eliminated.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

DOV PHARMACEUTICAL , INC.

Date: February 29, 2008	By:	/s/ Barbara Duncan
Barbara Duncan Chief Executive Officer